Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-67307, 333-42239, 333-23733, 333-22935, 333-00539, 333-58121 and 333-18403) and in the Registration Statements on Form S-8 (Nos. 333-69449, 333-84417, 333-52773, 333-50919, 333-64198, 333-37435, 33-22050 and 333-59442) and in the Registration Statements on Form S-4 (Nos. 333-76012, and 333-96793) of Dana Corporation of our report dated March 8, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting, which appears in the Annual Report to Shareholders, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Toledo, Ohio
March 9, 2005